Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2021 First Quarter;
Affirms Fiscal 2021 Guidance
DALLAS (February 2, 2021) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first fiscal quarter ended December 31, 2020.

Highlights
•Earnings per diluted share was $1.71 for the three months ended December 31, 2020.
•Consolidated net income was $217.7 million for the three months ended December 31, 2020.
•Capital expenditures totaled $456.8 million for the three months ended December 31, 2020, with approximately 87 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2021 is expected to be in the previously announced range of $4.90 to $5.10.
•Capital expenditures are expected to be in the range of $2.0 billion to $2.2 billion in fiscal 2021.
•The company's Board of Directors has declared a quarterly dividend of $0.625 per common share. The indicated annual dividend for fiscal 2021 is $2.50, which represents an 8.7% increase over fiscal 2020.

"I am so proud of our employees and their continued dedication to execute our strategy of investing in safety and reliability," said Kevin Akers, President and Chief Executive Officer of Atmos Energy. "Their resilience and hard work positions us for continued success in fiscal 2021."

Results for the Three Months Ended December 31, 2020
Consolidated operating income increased $46.0 million to $298.8 million for the three months ended December 31, 2020, compared to $252.8 million in the prior year, which primarily reflects rate outcomes combined with lower operating and maintenance expenses in both segments, partially offset by lower service order revenue in our distribution segment, lower through system revenue in our pipeline and storage segment and increased depreciation and property tax expenses.

Distribution operating income increased $29.3 million to $209.6 million for the three months ended December 31, 2020, compared with $180.3 million in the prior year. The increase reflects a net $37.0 million increase in rates and customer growth in most of our jurisdictions of $5.7 million combined with $2.9 million decrease in travel and entertainment expense, partially offset by a $9.8 million increase in depreciation and property tax expenses associated with increased capital investments and a $4.5 million decrease in service order revenues.
Pipeline and storage operating income increased $16.8 million to $89.3 million for the three months ended December 31, 2020, compared with $72.5 million in the prior year. This increase is primarily attributable to a $13.3 million increase from our GRIP filings approved in fiscal 2020 and an $8.1 million decrease in operating and maintenance expense due primarily to nonrecurring well integrity costs in the prior-year quarter. These increases were partially offset by a $1.2 million decrease in through system revenues, and a $4.6 million increase in depreciation and property tax expenses due to increased capital investments.
Capital expenditures decreased $72.4 million to $456.8 million for the three months ended December 31, 2020, compared with $529.2 million in the prior year, primarily as a result of timing of spending in our distribution segment.
For the three months ended December 31, 2020, the company generated operating cash flow of $157.1 million, a $15.4 million decrease compared with the three months ended December 31, 2019. The year-over-year decrease is primarily the result of the increase in the price of natural gas, the timing of gas cost recoveries under our purchase gas cost mechanisms and the timing of customer collections partially offset by the positive effects of rate case outcomes completed in fiscal 2020.
Our equity capitalization ratio at December 31, 2020 was 58.5%, compared with 60.0% at September 30, 2020, due to the issuance of $600 million of 1.50% senior notes in October 2020.

Conference Call to be Webcast February 3, 2021
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2021 first quarter financial results on Wednesday, February 3, 2021, at 9:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$876,650	$828,504
Pipeline and storage segment	159,713	148,176
Intersegment eliminations	(121,883)	(101,117)
	914,480	875,563
Purchased gas cost
Distribution segment	411,072	397,558
Pipeline and storage segment	(1,244)	99
Intersegment eliminations	(121,568)	(100,789)
	288,260	296,868
Operation and maintenance expense	138,643	152,245
Depreciation and amortization	115,285	105,062
Taxes, other than income	73,452	68,607
Operating income	298,840	252,781
Other non-operating income	6,072	4,887
Interest charges	22,010	27,229
Income before income taxes	282,902	230,439
Income tax expense	65,224	51,766
Net income	$217,678	$178,673

Basic net income per share	$1.71	$1.47
Diluted net income per share	$1.71	$1.47
Cash dividends per share	$0.625	$0.575
Basic weighted average shares outstanding	127,034	121,113
Diluted weighted average shares outstanding	127,034	121,359

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2020	2019
Distribution	$153,692	$129,757
Pipeline and storage	63,986	48,916
Net income	$217,678	$178,673

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2020	2020
Net property, plant and equipment	$13,762,143	$13,355,347
Cash and cash equivalents	457,599	20,808
Accounts receivable, net	492,526	230,595
Gas stored underground	99,569	111,950
Other current assets	142,594	107,905
Total current assets	1,192,288	471,258
Goodwill	731,257	731,257
Deferred charges and other assets	790,191	801,170
	$16,475,879	$15,359,032

Shareholders' equity	$7,213,156	$6,791,203
Long-term debt	5,124,862	4,531,779
Total capitalization	12,338,018	11,322,982
Accounts payable and accrued liabilities	284,995	235,775
Other current liabilities	512,673	546,461
Current maturities of long-term debt	171	165
Total current liabilities	797,839	782,401
Deferred income taxes	1,542,394	1,456,569
Regulatory excess deferred taxes	695,191	697,764
Deferred credits and other liabilities	1,102,437	1,099,316
	$16,475,879	$15,359,032

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2020	2019
Cash flows from operating activities
Net income	$217,678	$178,673
Depreciation and amortization	115,285	105,062
Deferred income taxes	64,587	46,726
Other	(2,976)	(616)
Changes in assets and liabilities	(237,505)	(157,400)
Net cash provided by operating activities	157,069	172,445
Cash flows from investing activities
Capital expenditures	(456,809)	(529,186)
Debt and equity securities activities, net	511	(1,602)
Other, net	2,706	2,553
Net cash used in investing activities	(453,592)	(528,235)
Cash flows from financing activities
Net decrease in short-term debt	—	(464,915)
Proceeds from issuance of long-term debt, net of premium/discount	597,390	799,450
Net proceeds from equity offering	216,002	259,005
Issuance of common stock through stock purchase and employee retirement plans	4,007	4,267
Cash dividends paid	(79,023)	(69,557)
Debt issuance costs	(5,062)	(7,738)
Net cash provided by financing activities	733,314	520,512
Net increase in cash and cash equivalents	436,791	164,722
Cash and cash equivalents at beginning of period	20,808	24,550
Cash and cash equivalents at end of period	$457,599	$189,272

	Three Months Ended December 31
Statistics	2020	2019
Consolidated distribution throughput (MMcf as metered)	128,470	139,558
Consolidated pipeline and storage transportation volumes (MMcf)	144,587	156,529
Distribution meters in service	3,369,622	3,307,663
Distribution average cost of gas	$4.63	$4.01
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